Exhibit 10.2

PERFORMANCE UNIT AWARD AGREEMENT

RigNet, Inc. 2010 Omnibus Incentive Plan

This PERFORMANCE UNIT AWARD AGREEMENT (this “Agreement”) is made by and between RigNet, Inc., a Delaware corporation (the “Company”), and                      (the “Executive”) effective as of the          day of             , 20     (the “Grant Date”), pursuant to the RigNet, Inc. 2010 Omnibus Incentive Plan, as amended (the “Plan”), a copy of which previously has been made available to the Executive and the terms and provisions of which are incorporated by reference herein.

WHEREAS, the Company desires to grant to the Executive the Performance Units specified herein, subject to the terms and conditions of this Agreement; and

WHEREAS, the Executive desires to have the opportunity to earn the Performance Units and receive any payment specified herein that is earned in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Grant of Performance Units. Effective as of the Grant Date, the Company has granted to the Executive pursuant to the Plan          Performance Units (the “Target Units”). For purposes of determining the vesting of, and the payment, if any, to be made with respect to, the Target Units, the Target Units are divided into three (3) groups: (a)          Performance Units (25% of Target Units, the “2016 Target Units”), (b)          Performance Units (25% of Target Units, the “2017 Target Units”), and (c)          Performance Units (50% of Target Units, the “2018 Target Units”). In accepting the award of Performance Units granted in this Agreement the Executive accepts and agrees to be bound by all the terms and conditions of the Plan and this Agreement. The Company shall cause to be delivered to the Executive in electronic or certificated form any shares of Stock that are to be issued under the terms of this Agreement in exchange for all vested Performance Units awarded hereby, and such shares of Stock shall be transferable by the Executive as provided herein (except to the extent that any proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of applicable securities law). The maximum number of shares of Stock that may be paid under this Agreement is          shares.

2. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

(a) “Addressable Rigs” means the total number of Offshore Drilling Rigs worldwide on March 31, June 30, September 30 or December 31 of the applicable Performance Period, as reported in the IHS Petrodata RigBase Current Activity Report for such day, excluding from such total each Offshore Drilling Rig which the IHS Petrodata RigBase classifies, on such date, as: (i) on order, under construction, or otherwise not yet delivered, or “retired” (an Offshore Drilling Rig that is no longer part of the drilling rig fleet), (ii) “cold stacked” (an Offshore

Drilling Rig manned only by a watch crew, with its equipment mothballed and requiring several months to reactivate), (iii) “out of service” (an Offshore Drilling Rig not capable of re-entering service without a major equipment upgrade/renewal that would take a minimum of 6 to 12 months), (iv) “production” (an Offshore Drilling Rig in temporary production mode), or (v) located in a country that is subject to economic sanctions by the United States that are administered and enforced by the United States Office of Foreign Assets Control.

(b) “Addressable Rigs Served” means the total number of Offshore Drilling Rigs, on March 31, June 30, September 30 or December 31 of the applicable Performance Period, for which the Company and/or its subsidiaries are the primary providers of communication services, provided, however, that an Offshore Drilling Rig shall not be included in such total unless, on the applicable date, the Company and/or its subsidiaries are generating recurring revenue of at least $65.75 per day from providing such services. The Company and/or its subsidiaries will be considered to be the “primary providers of communication services” where such services are provided to the Offshore Drilling Rig owner or manager or the entity drilling the well; the Company and/or its subsidiaries will not be considered to be the “primary providers of communication services” where such services are provided only to one or more service companies operating on the Offshore Drilling Rig.

(c) “Addressable Rigs Service Level” means the average of the quotients obtained for March 31, June 30, September 30 and December 31 of the applicable Performance Period by dividing the Addressable Rigs Served on such date by the Addressable Rigs on such date (which amount is expressed as a percentage).

(d) “Addressable Rigs Service Level Max” means (i) 38% for the 2016 Performance Period (ii) 39% for the 2017 Performance Period and (iii) 40% for the 2018 Performance Period.

(e) “Addressable Rigs Service Level Score” means, with respect to a Performance Period:

(i) if the Addressable Rigs Service Level achieved by the Company and its subsidiaries for such Performance Period is less than the Addressable Rigs Service Level Threshold for such Performance Period then the Addressable Rigs Service Level Score for such Performance Period is zero (0).

(ii) if (A) the Addressable Rigs Service Level achieved by the Company and its subsidiaries for such Performance Period is greater than (B) the Addressable Rigs Service Level Threshold for such Performance Period and less than or equal to Addressable Rigs Service Level Target for such Performance Period then the Addressable Rigs Service Level Score for such Performance Period is ((A) minus (B)) divided by (Addressable Rigs Service Level Target for such Performance Period minus Addressable Rigs Service Level Threshold for such Performance Period).

(iii) if (C) the Addressable Rigs Service Level achieved by the Company and its subsidiaries for such Performance Period is greater than (D) the Addressable Rigs Service Level Target for such Performance Period and less than the Addressable Rigs Service Level Max for such Performance Period then the Addressable Rigs Service Level Score for such Performance Period is one plus the product of two times ((C) minus (D)) divided by (Addressable Rigs Service Level Max for such Performance Period minus Addressable Rigs Service Level Target for such Performance Period).

(iv) if the Addressable Rigs Service Level achieved by the Company and its subsidiaries for such Performance Period is greater than the Addressable Rigs Service Level Max for such Performance Period then the Addressable Rigs Service Level Score for such Performance Period is 3.

(f) “Addressable Rigs Service Level Target” means (i) 33% for the 2016 Performance Period (ii) 34% for the 2017 Performance Period and (iii) 35% for the 2018 for the Performance Award Period.

(g) “Addressable Rigs Service Level Threshold” means (i) 31% for the 2016 Performance Period (ii) 32% for the 2017 Performance Period and (iii) 33% for the 2018 for the Performance Award Period.

(h) “Cause” means (i) Executive’s plea of guilty or nolo contendre, or conviction of a felony or a misdemeanor involving moral turpitude; (ii) any act by Executive of fraud or dishonesty with respect to any aspect of the Company’s business including, but not limited to, falsification of Company records; (iii) intentional engagement in misconduct by Executive that is materially injurious to the Company (monetarily or otherwise); (iv) Executive’s disparagement of Company; (v) commencement by Executive of employment with an unrelated employer; (vi) material breach by the Executive of Executive’s employment agreement or letter, if any, with the Company or of any nondisclosure, noncompete or non-solicitation agreement applicable to the Executive; (vii) material violation by Executive of any Company written policies, including but not limited to any harassment and/or non-discrimination policies; or (viii) Executive’s gross negligence in the performance of Executive’s duties causing material harm to Company.

(i) “Change in Control” means the occurrence of an event or events with respect to the Company that constitutes or constitute a “change in control event” as that term is defined for purposes of Treasury Regulation §1.409A-3(i)(5) using the default rules set forth therein.

(j) “Consolidated Revenue Amount” means, for any Performance Period, consolidated gross revenue of the Company and its subsidiaries for such period.

(k) “Consolidated Revenue Max” means (i) $274.9 million for the 2016 Performance Period, (ii) $281.8 million for the 2017 Performance Period, and (iii) $323.2 million for the 2018 Performance Period.

(l) “Consolidated Revenue Score” means, with respect to a Performance Period:

(i) if the Consolidated Revenue Amount achieved by the Company and its subsidiaries for such Performance Period is less than the Consolidated Revenue Threshold for such Performance Period then the Consolidated Revenue Score for such Performance Period is zero (0).

(ii) if (A) the Consolidated Revenue Amount achieved by the Company and its subsidiaries for such Performance Period is greater than (B) the Consolidated Revenue Threshold for such Performance Period and less than or equal to Consolidated Revenue Target for such Performance Period then the Consolidated Revenue Score for such Performance Period is ((A) minus (B)) divided by (Consolidated Revenue Target for such Performance Period minus Consolidated Revenue Threshold for such Performance Period).

(iii) if (C) the Consolidated Revenue Amount achieved by the Company and its subsidiaries for such Performance Period is greater than (D) the Consolidated Revenue Target for such Performance Period and less than the Consolidated Revenue Max for such Performance Period then the Consolidated Revenue Score for such Performance Period is one plus the product of two times ((C) minus (D)) divided by (Consolidated Revenue Max for such Performance Period minus Consolidated Revenue Target for such Performance Period).

(iv) if the Consolidated Revenue Amount achieved by the Company and its subsidiaries for such Performance Period is greater than the Consolidated Revenue Max for such Performance Period then the Consolidated Revenue Score for such Performance Period is 3.

(m) “Consolidated Revenue Target” means (i) $239.0 million for the 2016 Performance Period, (ii) $245.0 million for the 2017 Performance Period, and (iii) $281.0 million for the 2018 Performance Period.

(n) “Consolidated Revenue Threshold” means (i) $203.2 million for the 2016 Performance Period, (ii) $208.2 million for the 2017 Performance Period, and (iii) $238.8 million for the 2018 Performance Period.

(o) “Forfeiture Restrictions” shall mean the prohibitions and restrictions set forth herein with respect to the sale or other disposition of the Performance Units issued to the Executive hereunder and the obligation to forfeit and surrender such Performance Units to the Company.

(p) “Good Reason” means (i) a material adverse change in Executive’s position, authority, duties or responsibilities, but not a change in reporting relationships, (ii) a reduction in Executive’s base salary or the taking of any action by the Company that would materially diminish the annual bonus opportunities of Executive from those provided to Executive immediately prior to the Effective Date, (iii) the relocation of the Company’s principal executive offices by more than 50 miles from where such offices are located on the Date of Grant or Executive being based at any office other than the principal executive offices of the Company, except for travel reasonably required in the performance of Executive’s duties and reasonably consistent with Executive’s travel prior to the Date of Grant, (iv) a material breach by the Company of the Executive’s employment agreement or Letter, if any, with the Company, or (v) the failure of a successor to the Company to assume the Employment Agreement. Executive shall provide written notice of any such reduction, failure, change or breach upon which Executive intends to rely as the basis for a Good Reason resignation to the Company, or its successor, within 45 days of the occurrence of such reduction, failure, change or breach. The Company, or its successor, shall have 45 days following the receipt of such notice to remedy the condition constituting such reduction, change or breach and, if so remedied, any termination of Executive’s employment hereunder on the basis of the circumstances described in such notice shall not be considered a Good Reason resignation. If the Company, or its successor, does not remedy the condition that has been the subject of a notice as described in this paragraph within 45 days of the Company’s, or its successor’s, receipt of such notice, Executive must terminate his employment within 120 days following the occurrence of such condition in order for such termination to be considered for Good Reason for purposes of this Agreement.

(q) “IHS Petrodata RigBase” means that database, available from IHS, Inc., which provides information on the status of the global offshore drilling rig fleet, or its successor or, if the IHS Petrodata RigBase is discontinued, a comparable database that the Committee determines is an appropriate replacement.

(r) “IHS Petrodata RigBase Current Activity Report” means the current activity report produced from a current activity search of the IHS Petrodata RigBase.

(s) “Maritime Initiative” means the operations of the Company and its subsidiaries providing services to customers whose business is primarily maritime activities, including services and equipment provided to maritime vessels, including but not limited to,

(i) Dry/Cargo Passenger Vessels ,General Cargo Ship, Container Ship, Passenger Ship, Passenger/Ro-Ro Cargo Ship, Landing Craft, Refrigerated Cargo Ship, Vehicles Carrier, Ro-Ro Cargo Ship, Passenger (Cruise) Ship, Deck Cargo Ship, Passenger/General Cargo Ship, Heavy Load Carrier, Livestock Carrier, Passenger/Landing Craft, Palletised Cargo Ship, Nuclear Fuel Carrier, Container/Ro-Ro Cargo Ship, Barge Carrier, Passenger/Container Cargo Ship, Pulp Carrier);

(ii) Miscellaneous Vessels (+24,000 including Tug, Research Vessel, Patrol Vessel, Pusher Tug, Hopper Dredger, Dredger, Utility Vessel, Bunkering Tanker, Motor Hopper, Pollution Control Vessel, Crane Ship, Buoy/Lighthouse Vessel, Pilot Vessel, Crew Boat, Work/Repair Vessel, Training Ship, Search & Rescue Vessel, Fire Fighting Vessel, Waste Disposal Vessel, Supply Tender, Salvage Ship, Cable Layer, Icebreaker, Mooring Vessel, Vessel (function unknown), Anchor Hoy, Trans Shipment Vessel, Hospital Vessel, Leisure Vessel, Mining Vessel, Power Station Vessel, Tank Cleaning Vessel, Dry Storage, Sailing Vessel, Log Tipping Shi

(iii) Tankers (+16,000 including Oil Products Tanker, Chemical/Oil Products Tanker, Crude Oil Tanker, LPG Tanker, Chemical Tanker, LNG Tanker, Bitumen Tanker, Water Tanker, Vegetable Oil Tanker, Edible Oil Tanker, Wine Tanker, Fruit Juice Tanker, CO2 Tanker, Molasses Tanker, Alcohol Tanker, Caprolactam Tanker, Latex Tanker, Coal/Oil Mixture Tanker, Beer Tanker, Glue Tanker);

(iv) Bulk Carriers (+12,000 including Bulk Dry Carrier, Aggregates Carrier, Cement Carrier, Ore Carrier, Self Discharging Bulk Dry Carrier, Wood Chips Carrier, Ore/Oil Carrier, Limestone Carrier, Bulk/Oil Carrier, Bulk/Liquid Carrier, Urea Carrier, Powder Carrier, Refined Sugar Carrier);

(v) Offshore Vessels (+9,000 including Platform Supply Vessel, Offshore Tug/Supply Ship, Offshore Support Vessel, Pipe Layer, Production Testing Vessel, Well Stimulation Vessel, Standby Safety Vessel, FSO, Trenching Support Vessel, Pip Burying Vessel);

(vi) Non-Merchant Ships (+2,000 including Yachts, Naval/Naval Auxiliary, Sail Training Ship, Other Non-Merchant Ships);

(vii) Fishing (+22,000 including Fishing Vessel, Trawler, Fish Carrier, Fishing Support Vessel, Live Fish Carrier, Fish Factory Ship, Seal Catcher, Whale Catcher, Pearl Shells Carrier, Kelp Dredger);

(viii) Inland Waterway Vessels (+700 including Inland Waterways Tanker, Inland Waterways Dry Cargo/Passenger, Inland Waterways Other Non-Seagoing;

But expressly excluding any drilling rig, well or mine site, jack-up, semi submersible, platform, drill ship and FPSO’s.

(t) “Maritime Initiative and Reseller Initiative Revenue Amount” means, for any Performance Period, the consolidated gross revenues of the Company and its subsidiaries for such period from the Maritime Initiative and Reseller Initiative.

(u) “Maritime Initiative and Reseller Initiative Revenue Max” means (i) $20.5 million for the 2016 Performance Period, (ii) $30.0 million for the 2017 Performance Period, and (iii) $56.0 million for the 2018 Performance Period.

(v) “Maritime Initiative and Reseller Initiative Revenue Score” means, with respect to a Performance Period:

(i) if the Maritime Initiative and Reseller Initiative Revenue Amount achieved by the Company and its subsidiaries for such Performance Period is less than the Maritime Initiative and Reseller Initiative Revenue Threshold for such Performance Period then the Maritime Initiative and Reseller Initiative Revenue Score for such Performance Period is zero (0).

(ii) if (A) the Maritime Initiative and Reseller Initiative Revenue Amount achieved by the Company and its subsidiaries for such Performance Period is greater than (B) the Maritime Initiative and Reseller Initiative Revenue Threshold for such Performance Period and less than or equal to Maritime Initiative and Reseller Initiative Revenue Target for such Performance Period then the Maritime Initiative and Reseller Initiative Revenue Score for such Performance Period is ((A) minus (B)) divided by (Maritime Initiative and Reseller Initiative Revenue Target for such Performance Period minus Maritime Initiative and Reseller Initiative Revenue Threshold for such Performance Period).

(iii) if (C) the Maritime Initiative and Reseller Initiative Revenue Amount achieved by the Company and its subsidiaries for such Performance Period is greater than (D) the Maritime Initiative and Reseller Initiative Revenue Target for such Performance Period and less than the Maritime Initiative and Reseller Initiative Revenue Max for such Performance Period then the Maritime Initiative and Reseller Initiative Revenue Score for such Performance Period is one plus the product of two times ((C) minus (D)) divided by (Maritime Initiative and Reseller Initiative Revenue Max for such Performance Period minus Maritime Initiative and Reseller Initiative Revenue Target for such Performance Period).

(iv) if the Maritime Initiative and Reseller Initiative Revenue Amount achieved by the Company and its subsidiaries for such Performance Period is greater than the Maritime Initiative and Reseller Initiative Revenue Max for such Performance Period then the Maritime Initiative and Reseller Initiative Revenue Score for such Performance Period is 3.

(w) “Maritime Initiative and Reseller Initiative Revenue Target” means (i) $16.5 million for the 2016 Performance Period, (ii) $25.0 million for the 2017 Performance Period, and (iii) $48.0 million for the 2018 Performance Period.

(x) “Maritime Initiative and Reseller Initiative Revenue Threshold” means (i) $12.5 million for the 2016 Performance Period, (ii) $20.0 million for the 2017 Performance Period, and (iii) $40.0 million for the 2018 Performance Period.

(y) “Offshore Drilling Rig” means a mobile offshore drilling unit or similar equipment used to drill a wellbore in an offshore marine environment including, without limitation, a bottom-supported unit, such as a jack-up rig, and a floating unit, such as a semisubmersible or a drillship, and which the IHS Petrodata RigBase indicates has been constructed and delivered and is part of the active drilling fleet included in the IHS Petrodata RigBase.

(z) “Payment Date” means the earlier of (i) July 1, 2019, (ii) the date that is six (6) months after the effective date of the termination of Executive’s employment with the Company and its subsidiaries during the Performance Award Period, which termination during the Performance Award Period constitutes a Separation From Service, and after the date of the occurrence of a Change in Control, (iii) the 30th business day immediately following the date of death of the Executive, (iv) the date that is six (6) months after the date of the Executive’s Retirement or (v) the date of the Executive’s Disability (as that term is defined in Section 2.15(b) of the Plan).

(aa) “PE Factor” means, for an applicable Performance Period, the sum of the (i) Weighted Addressable Rigs Service Level Score, (ii) Weighted Consolidated Revenue Score, and (iii) Weighted Maritime Initiative and Reseller Initiative Revenue Score.

(bb) “Performance Award Period” means the three (3) year period that begins on the first day of the 2016 Performance Period and ends on the last day of the 2018 Performance Period.

(cc) “Performance Period” means a calendar year or longer designated period during an applicable Performance Award Period. The Performance Periods for this Agreement are the 2016 Performance Period, which begins on January 1, 2016, and ends on December 31, 2016, the 2017 Performance Period, which begins on January 1, 2017, and ends on December 31, 2017, and the 2018 Performance Period, which begins on January 1, 2018, and ends on December 31, 2018.

(dd) “Reseller Initiative” means third-party resellers and distributors of the goods and services of the Company and its subsidiaries.

(ee) “Retirement” means a Separation From Service where the Executive’s employment is terminated by the Executive after the Executive has attained age 60 and completed 7 years of service with the Company and its subsidiaries.

(ff) “Separation From Service” means a “separation from service” as that term is defined for purposes of Section 409A of the Code and Final Department of Treasury Regulations issued thereunder.

(gg) “Weighted Addressable Rigs Service Level Score” means, with respect to a Performance Period, the Addressable Rigs Service Level Score achieved for such Performance Period multiplied by thirty percent (30%).

(hh) “Weighted Consolidated Revenue Score” means, with respect to a Performance Period, the Consolidated Revenue Score achieved for such Performance Period multiplied by forty percent (40%).

(ii) “Weighted Maritime Initiative and Reseller Initiative Revenue Score” means, with respect to a Performance Period, the amount of the Maritime Initiative and Channel Initiative Revenue Score achieved for such Performance Period multiplied by thirty percent (30%).

Capitalized terms not otherwise defined in this Agreement shall have the meanings given to such terms in the Plan.

3. Performance Units Do Not Award Any Rights Of A Shareholder. The Executive shall not have the voting rights or any of the other rights, powers or privileges of a holder of Stock with respect to the Performance Units that are awarded hereby. Only after a share of Stock is issued in exchange for a Performance Unit will the Executive have all of the rights of a shareholder with respect to such share of Stock issued in exchange for a Performance Unit.

4. Transfer Restrictions. The Performance Units granted hereby may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of (other than by will or the applicable laws of descent and distribution). Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement shall be void and the Company shall not be bound thereby. Further, any shares of Stock issued to the Executive in exchange for Performance Units awarded hereby may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable securities laws. The Executive also agrees that the Company may (a) refuse to cause the transfer of any such shares of Stock to be registered on the applicable stock transfer records of the Company if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities law and (b) give related instructions to the transfer agent, if any, to stop registration of the transfer of such shares of Stock. The shares of Stock that may be issued under the Plan are registered with the Securities and Exchange Commission under a Registration Statement on Form S-8. A Prospectus describing the Plan and the Stock is available from the Company.

5. Vesting and Payment.

(a) The Performance Units that are granted hereby shall be subject to the Forfeiture Restrictions. The Executive shall have no vested interest in the Performance Units credited to his or her bookkeeping ledger account except as set forth in this Section 5. On the Payment Date, and after satisfaction of the Executive’s tax withholding obligations described in Section 7, the Company shall issue to the Executive or, in the case of the death of the Executive, to the duly appointed executor or administrator of the Executive’s estate, that number of shares of Stock, if any, calculated pursuant to Section 5(b) through 5(e) below, as applicable, in exchange for the Performance Units that vested as a result of the lapse of the applicable Forfeiture Restrictions as described below and thereafter the Executive shall have no further rights with respect to such vested Performance Units. The Executive acknowledges and agrees that all payments made under this Agreement are subject to the provisions of Section 18.

(b) Except as otherwise provided in this Section 5(b) with respect to a Change in Control or in Section 5(e), if the Executive’s employment with the Company and its subsidiaries has not terminated prior to January 1, 2017, then the Forfeiture Restrictions shall lapse with respect to that number of 2016 Target Units (up to, but not in excess of 100% of the 2016 Target Units) and the Executive will be entitled to receive, on the Payment Date, with respect to the vested 2016 Target Units that number of shares of Stock equal to:

(A) multiplied by (B)

where “(A)” is the number of 2016 Target Units and “(B)” is the PE Factor for the 2016 Performance Period, and the remainder, if any, of the 2016 Target Units shall be forfeited to the Company as of the close of business on the last day of 2016 Performance Period. Notwithstanding the preceding provisions of this Section 5(b), if a Change in Control occurs during the 2016 Performance Period, then the Executive shall be entitled to receive, on the Payment Date, that number of shares of Stock equal to the product of (i) the number of Target Units multiplied by (ii) the quotient of the number of days during the Performance Award Period worked by the Executive divided by the number of days during the Performance Award Period; provided, however, if the amount calculated under the preceding provision would result in a payment to the Executive of a number of shares of Stock less than the number of 2016 Target Units the Executive shall be entitled to receive, on the Payment Date, that number of shares of Stock equal to the number of 2016 Target Units.

(c) Except as otherwise provided in this Section 5(c) with respect to a Change in Control or in Section 5(e), if the Executive’s employment with the Company and its subsidiaries has not terminated prior to January 1, 2018, then the Forfeiture Restrictions shall lapse with respect to that number of 2017 Target Units (up to, but not in excess of 100% of the 2017 Target Units) and the Executive will be entitled to receive, on the Payment Date, with respect to the vested 2017 Target Units that number of shares of Stock equal to:

(A) multiplied by (B)

where “(A)” is the number of 2017 Target Units and “(B)” is the PE Factor for the 2017 Performance Period, and the remainder, if any, of the 2017 Target Units shall be forfeited to the Company as of the close of business on the last day of 2017 Performance Period. Notwithstanding the preceding provisions of this Section 5(c), if a Change in Control occurs during the 2017 Performance Period, then the Executive shall be entitled to receive, on the Payment Date, in addition to any shares of Stock payable under Section 5(b), that number of shares of Stock equal to the product of (i) the sum of the 2017 Target Units plus the 2018 Target Units, which sum is multiplied by (ii) the quotient of the number of days during the Performance Award Period worked by the Executive divided by the number of days during the Performance Award Period.

(d) Except as otherwise provided in this Section 5(d) with respect to a Change in Control or in Section 5(e), if the Executive’s employment with the Company and its subsidiaries has not terminated prior to January 1, 2019, then the Forfeiture Restrictions shall lapse with respect to that number of 2018 Target Units (up to, but not in excess of 100% of the 2018 Target Units) and the Executive will be entitled to receive, on the Payment Date, with respect to the vested 2018 Target Units that number of shares of Stock equal to:

(A) multiplied by (B)

where “(A)” is the number of 2018 Target Units and “(B)” is the PE Factor for the 2018 Performance Period, and the remainder, if any, of the 2018 Target Units shall be forfeited to the Company as of the close of business on the last day of 2018 Performance Period. Notwithstanding the preceding provisions of this Section 5(d), if a Change in Control occurs during the 2018 Performance Period, then the Executive shall be entitled to receive, on the Payment Date, in addition to any shares of Stock payable under Section 5(b) and/or Section 5(c), that number of shares of Stock equal to the product of (i) the 2018 Target Units multiplied by (ii) the quotient of the number of days during the Performance Award Period worked by the Executive divided by the number of days during the Performance Award Period.

(e) Subject to Sections 5(b), 5(c) and 5(d), relating to certain terminations after a Change in Control, if the Executive’s employment is terminated (i) by the Company and all of its subsidiaries for any reason other than for Cause or (ii) by the Executive for Good Reason, in any such case specified in (i) or (ii), before the end of the Performance Award Period, then in addition to any shares of Stock that have vested during full Performance Periods that ended prior to such termination in accordance with Sections 5(b) and 5(c) for the Performance Period during which the Executive’s employment is so terminated the Executive shall be entitled to receive on the Payment Date a pro-rata number of shares of Stock, calculated in accordance with the provision of this Section 5 applicable to such Performance Period and pro-rated based on the number of days the Executive was employed during such Performance Period compared to the total number of days in such Performance Period, and (iv) by death, Disability or Retirement, then the Executive shall be entitled to receive on the Payment Date, the number of shares of Stock that vested pursuant to Sections 5(b), 5(c) and 5(d) during full Performance Periods that ended prior to the death, Disability or Retirement.

6. Capital Adjustments and Reorganizations; Acquisitions and Divestitures. The existence of the Performance Units shall not affect in any way the right or power of the Company or any company the stock of which is awarded pursuant to this Agreement to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding. If, during the Performance Award Period, the Company or any of its subsidiaries acquire or dispose of, by any means including by asset or equity purchase or sale or by merger, any entity, business or material group of assets, the Committee shall revise the threshold, target and maximum for the Performance Period of such acquisition or disposition and all subsequent Performance Periods as allowed by Section 162(m) of the Code and the Committee determines is necessary to properly adjust such amounts to reflect the results of such transaction.

7. Tax Withholding. To the extent that the receipt of the Performance Units, any payment in cash or shares of Stock or the lapse of any Forfeiture Restrictions results in income to the Executive for federal, state or local income, employment or other tax purposes with respect to which the Company or any Affiliate has a withholding obligation, the Executive shall deliver to the Company at the time of such receipt, payment or lapse, as the case may be, such amount of money as the Company or any Affiliate may require to meet its obligation under applicable tax laws or regulations, and, if the Executive fails to do so, the Company is authorized to withhold from the shares of Stock issued in exchange for the Performance Units, any payment in cash or shares of Stock under this Agreement or from any cash or stock remuneration then or thereafter payable to the Executive in any capacity any tax required to be withheld by reason of such resulting income, including (without limitation) shares of Stock sufficient to satisfy the withholding obligation based on the Fair Market Value of the Stock on the date that the withholding obligation arises.

8. Nontransferability. This Agreement is not transferable by the Executive otherwise than by will or by the laws of descent and distribution.

9. Employment Relationship. For purposes of this Agreement, the Executive shall be considered to be in the employment of the Company and its Affiliates as long as the Executive has an employment relationship with the Company and its Affiliates. The Committee shall determine any questions as to whether and when there has been a termination of such employment relationship, and the cause of such termination, under the Plan and the Committee’s determination shall be final and binding on all persons.

10. Not an Employment Agreement. This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to create an employment relationship between the Executive and the Company or any Affiliate, to guarantee the right to remain employed by the Company or any Affiliate for any specified term or require the Company or any Affiliate to employ the Executive for any period of time.

11. Legend. The Executive consents to the placing on the certificate for any shares of Stock issued under this Agreement in certificated form an appropriate legend restricting resale or other transfer of such shares except in accordance with the Securities Act of 1933 and all applicable rules thereunder.

12. Notices. Any notice, instruction, authorization, request or demand required hereunder shall be in writing, and shall be delivered either by personal delivery, by telegram, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the Company at the then current address of the Company’s Principal Corporate Office, and to the Executive at the Executive’s residential address indicated beneath the Executive’s signature on the execution page of this Agreement, or at such other address and number as a party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

13. Amendment and Waiver. Except as otherwise provided herein or in the Plan or as necessary to implement the provisions of the Plan, this Agreement may be amended, modified or superseded only by written instrument executed by the Company and the Executive. Only a written instrument executed and delivered by the party waiving compliance hereof shall make any waiver of the terms or conditions. Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company other than the Executive. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner effect the right to enforce the same. No waiver by any party of any term or condition, or the breach of any term or condition contained in this Agreement, in one or more instances, shall be construed as a continuing waiver of any such condition or breach, a waiver of any other condition, or the breach of any other term or condition.

14. Arbitration. In the event of any difference of opinion concerning the meaning or effect of the Plan or this Agreement, such difference shall be resolved by the Committee. Any controversy arising out of or relating to the Plan or this Agreement shall be resolved by arbitration conducted in accordance with the terms of the Plan. The arbitration shall be final and binding on the parties.

15. Governing Law and Severability. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.

16. Successors and Assigns. Subject to the limitations which this Agreement imposes upon the transferability of the Performance Units granted hereby and any shares of Stock issued hereunder, this Agreement shall bind, be enforceable by and inure to the benefit of the Company and its successors and assigns, and to the Executive, the Executive’s permitted assigns, executors, administrators, agents, legal and personal representatives.

17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original for all purposes but all of which taken together shall constitute but one and the same instrument.

18. Recovery of Performance Unit Payments. The Executive acknowledges and agrees that all payments made under this Agreement are subject to the Company’s clawback policy, as it may be amended from time to time (the “Clawback Policy”). If at any time after an amount is paid under this Agreement the financial results of the Company and/or its subsidiaries are restated (other than a restatement caused by a change in applicable accounting rules or interpretations) and such restated financial results would have resulted in fewer shares of Stock being paid under Section 5 if such restated financial results had been taken into account originally in determining the vesting of the Performance Units then the vesting of the Performance Units shall be recalculated under the applicable provisions of Section 5 taking into account such restated financial results and the Executive or, if the Executive has died, the Executive’s estate, will, to the extent required by governing law or regulations, as they may be amended from time to time, and/or the Clawback Policy, repay to the Company, upon demand by the Company, any shares of Stock delivered under this Agreement in excess of the number of shares of Stock that would have been delivered if the restated financial results had been taken into account originally in determining the vesting of the Performance Units.

19. Compliance With Section 409A. This Agreement is subject to, and intended to comply with the requirements of, Section 409A of the Code and the regulations, guidance, and other interpretative authority issued thereunder (“Section 409A”). This Agreement shall be administered in a manner that is intended to meet those requirements and shall be construed and interpreted in accordance with such intent.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Executive has executed this Agreement, all effective as of the date first above written.

RIGNET, INC.

By:
Name:
Title:

EXECUTIVE:

Name:

Address: